Exhibit 5.1

April 21, 2014

GTT Communications, Inc.
8484 Westpark Drive, Suite 720
McLean, Virginia 22101

Re:	Registration Statement on Form S-8 with respect to the 2011 Employee, Director and Consultant Stock Plan of GTT Communications, Inc.

Ladies and Gentlemen:

We have acted as special counsel to GTT Communications, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 2,203,350 shares of the Company’s common stock, par value $.0001 per share, pursuant to the Company’s 2011 Employee, Directors and Consultant Stock Plan (the “Plan”).  The common stock issuable pursuant to the Plan is referred to herein as the “Shares”.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

We have assumed the genuineness and authenticity of all signatures; the authenticity and completeness of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by each party thereto other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We note that we are not members of the Bar of the State of Delaware and our

KELLEY DRYE & WARREN LLP

GTT Communications, Inc.
April 21, 2014

knowledge of the General Corporation Law is derived from a reading of the most recent compilation of such statute available to us without consideration of any judicial or administrative interpretations thereof.

On the basis of the foregoing assumptions and subject to the foregoing qualifications, we are of the opinion that the Shares are duly authorized and upon the issuance of the Shares in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Our opinions set forth in this letter are based upon the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Very truly yours,

/s/ Kelley Drye & Warren LLP